99.1 PRESS RELEASE

Manakoa Services Corporation Appoints Experienced President

KENNEWICK, Wash., Dec. 6, 2006 -- Manakoa Services Corporation is pleased to announce the appointment of Paul Reep as their new company President. Mr. Reep was selected for his extensive technical and business management skills, along with his experience mobilizing private start-ups as well as emerging public companies. Mr. Reep has held senior positions, including those of President, COO, CEO and CTO, of such enterprises, and has a solid grasp of the rigorous S.E.C. reporting requirements along with the experience of managing a growing organization.

Mr. Reep brings significant depth to the management team with over 30 years of government and industry experience. He has a solid track record within the aerospace, energy, security, and agribusiness sectors, with such corporate leaders as Lockheed-Martin, Rockwell/Boeing. Within the public sector, Mr. Reep has worked for several federal agencies, including DOE, USDA and NASA. Accordingly, Mr. Reep has experience with directing and assisting highly complex projects including a $400Million dollar thermal energy research project and the construction of a $4Billion dollar commercial nuclear power plant.

Mr. Reep has served as a member of two White House Science and Technology subcommittees and has worked directly with members of Congress and Cabinet leaders to build closer technology alliances between federal agencies. He also has been awarded numerous patents, and has commercialized technologies that have led to successful licensing and joint ventures with Fortune 200 partners; these efforts in turn produced significant revenue from the FAA, Department of Justice, DOE, USDA, and DOD.

``I am privileged to be leading this organization during a time of great growth and potential. Manakoa will soon be in the position to deliver unparalleled solutions to improve worldwide tracking and security in an extremely cost effective manner,'' said Paul Reep.

James C. Katzaroff, CEO of Manakoa, stated, ``I would like to welcome a significant new member to the organization, one whose past accomplishments and experience are not only relevant, but a critical component of the dynamic direction of the Company. I believe that shareholders will soon benefit from Paul's strategic initiative to bring the Company into a revenue producing entity in 2007.''

Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release, such as statements relating to the Company's ability to drive technological developments and the acceptance and timing of product introductions, are forward-looking statements that are subject to risks and uncertainties, including timely development and acceptance of new products, the impact of competitive products and pricing, the timely development and release of products by suppliers, and other risks detailed in the Company's periodic filings as filed with the SEC.

About Manakoa Services Corporation

Manakoa is a developer and supplier of secure marking technology for high-value items and for protecting brand names and trademarked products that are prone to counterfeiting. Manakoa also provides consulting in Risk Management focusing on tag and trace technologies providing manufacturing source authentication and tracing through the entire distribution chain, from initial manufacture to the final destination. Manakoa's security solutions offer their clients the latest technology in assuring safe, secure, and traceable chain of custody throughout their worldwide network.

For more information on Manakoa, please visit the website at http://www.manakoa.com

Contact:
Manakoa Services Corporation
James C. Katzaroff, Chief Executive Officer
(509) 736-7000